Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	May 8, 2007	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220
FACSIMILE: (919) 821-6800

The Pantry, Inc.

1801 Douglas Drive

Sanford, North Carolina 27330

Re: The Pantry, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for The Pantry, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) 2,400,000 shares of common stock, $0.01 par value per share, plus (ii) any shares of common stock subject to outstanding awards under The Pantry, Inc. 1999 Stock Option Plan that cease to be outstanding other than by reason of their having been exercised for, or settled in, vested and nonforfeitable shares after March 29, 2007 (collectively, the “Shares”), in each case for issuance under the Company’s 2007 Omnibus Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated pursuant to the Act.

We have examined the Amended and Restated Certificate of Incorporation of the Company (the “Charter”); the Amended and Restated Bylaws of the Company (the “Bylaws”); the Plan; the resolutions of the Board of Directors of the Company relating to the approval of the Plan and the authorization and the issuance of the Shares; the 2007 Proxy Statement regarding the proposal of the Plan for stockholder approval; the Report of Inspector of Election for the 2007 stockholders’ meeting approving the adoption of the Plan; and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

Based on such examination and such certificate, it is our opinion that the Shares, when issued and duly delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion rendered herein is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion as to the laws of any other jurisdiction. We also express no opinion as to compliance with federal and state securities laws relating to the issuance of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

The Pantry, Inc.

May 8, 2007

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.